                                                                   EXHIBIT 10.21



                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                                   COM21, INC.

                               COM21 ISRAEL, LTD.

                              S.E. NASAN & CO., LLC



                                  June 5, 2001

                                TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----
ARTICLE I     PURCHASE AND SALE OF SHARES                                          1
              1.1    Purchase and Sale of Com21 Israel Shares                      1
              1.2    Convertible Promissory Note                                   1
              1.3    Closing                                                       1
              1.4    Deliveries at the Closing                                     2
ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SELLER AND COM21 ISRAEL
                                                                                   2
              2.1    Organization, Standing and Power                              2
              2.2    Authority                                                     3
              2.3    Broker's and Finder's Fees                                    3
              2.4    Representations and Warranties Complete                       3
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF NASAN                              4
              3.1    Organization, Standing and Power                              4
              3.2    Authority                                                     4
              3.3    Broker's and Finder's Fees                                    4
              3.4    Additional Funding and Sale of Equity Securities of
                     Com21 Israel                                                  4
              3.5    Additional Advances Beyond Payment of April 1, 2001
                     Through April 15, 2001 Expenses                               5
              3.6    Representations and Warranties Complete                       5
ARTICLE IV    ADDITIONAL AGREEMENTS                                                5
              4.1    Access to Information                                         5
              4.2    Confidentiality                                               6
              4.3    Public Disclosure                                             6
              4.4    Consents; Cooperation                                         6
              4.5    Legal Requirements                                            6
              4.6    Proprietary Information                                       6
              4.7    Covenants Regarding Employees and Covenant Not to
                     Interfere, Compete or Solicit Business                        7
              4.8    Use of Names                                                  9
              4.9    Additional Agreements                                         9
              4.10   Payment of Royalties to Office of Chief Scientist            10
              4.11   Procurement Agreement                                        10
              4.12   Training                                                     10
              4.13   Access to Certification Test Laboratory                      10
              4.14   Trademark Rights                                             10
              4.15   Additional Advances Beyond Payment of April 1, 2001
                     Through April 15, 2001 Expenses                              10
              4.16   Additional Promissory Notes                                  10
ARTICLE V     CONDITIONS                                                          11
              5.1    Conditions to Obligations of Each Party to Effect the
                     Closing                                                      11
              5.2    Additional Conditions to Obligations of Seller               11
              5.3    Additional Conditions to Obligations of Nasan                12
ARTICLE VI    INDEMNIFICATION                                                     12
              6.1    Survival of Representations and Warranties                   12
              6.2    Indemnification                                              13

              6.3    Procedure for Indemnification with Respect to                14
                     Third-Party Claims
              6.4    Procedure for Indemnification with Respect to Non-Third
                     Party Claims                                                 15
              6.5    Tax Matters                                                  15
ARTICLE VII   CERTAIN TAX MATTERS                                                 15
              7.1    Returns; Indemnification; Liability for Taxes                15
              7.2    Conduct of Audits and Other Procedural Matters               16
              7.3    Definitions                                                  16
ARTICLE VIII  GENERAL PROVISIONS                                                  16
              8.1    Expenses                                                     16
              8.2    Notices                                                      16
              8.3    Interpretation                                               17
              8.4    Counterparts                                                 18
              8.5    Entire Agreement; Nonassignability; Parties in Interest      18
              8.6    Severability                                                 18
              8.7    Remedies Cumulative                                          18
              8.8    Governing Law                                                18
              8.9    Amendment and Modification                                   18
              8.10   Arbitration of Disputes; Submission to Jurisdiction;
                     Consent to Service of Process                                19

SCHEDULES

Disclosure Schedule
Schedule 4.11   -   Procurement Agreement Schedule

EXHIBITS

Exhibit A       -   Promissory Note
Exhibit B       -   Reseller Agreement
Exhibit C       -   Promissory Note for Draw Down
Exhibit D       -   Proprietary Information and Inventions Agreement
Exhibit E       -   License Agreement

                        SHARE PURCHASE AGREEMENT


               This SHARE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of June 5, 2001, by and among Com21, Inc., a Delaware corporation ("SELLER" or "COM21"); S.E. Nasan & Co., LLC, a Delaware limited liability company ("BUYER" or "NASAN"); Com21 Israel, Ltd. (Company No. 51-160916-6) (formerly known as GADline, Ltd. and currently also known as Cablecom Solutions, Ltd.), an company organized under the laws of Israel and a wholly-owned subsidiary of Com21 ("COM21 ISRAEL").

                                RECITALS

               A. Com21 Israel is principally engaged in the development, manufacturing and marketing of advanced cable broadband solutions (the "COM21 ISRAEL BUSINESS").

               B. Seller is the beneficial and record owner of 7,928,771 of the Ordinary Shares, NIS 0.5 nominal value per share, of Com21 Israel (the "COM21 ISRAEL SHARES"), which Com21 Israel Shares represent all of the issued and outstanding share capital of Com21 Israel.

               C. Seller desires to sell, and Nasan wishes to purchase, all the Com21 Israel Shares owned by Seller, subject to the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

               1.1 Purchase and Sale of Com21 Israel Shares. Upon the terms and subject to the conditions set forth in this Agreement, Nasan agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer and deliver to Nasan, the Com21 Israel Shares, free and clear of all liens, pledges, claims, charges, restrictions, encumbrances or third party rights, for an aggregate purchase price (the "COM21 ISRAEL SHARE PURCHASE PRICE") equal to U.S. $1.00.

               1.2 Convertible Promissory Note. Com21 and Com21 Israel shall execute a Convertible Promissory Note (the "NOTE") in the amount of $1,320,000 upon the terms and conditions stated in the Note attached hereto as Exhibit A.

               1.3 Closing. The closing of the purchase and sale of the Com21 Israel Shares (the "CLOSING") shall take place on June 5, 2001 (the "CLOSING") at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto, California, at 10:00 a.m. local time or at such other location or time as the parties hereto agree.

               1.4 Deliveries at the Closing. At the Closing:

                      (a) the Seller shall deliver to Nasan the certificates (or other evidence of transfer if the Com21 Israel Shares are not certificated) representing the Com21 Israel Shares together with duly executed share transfer deeds with respect to the Com21 Israel Shares being transferred;

                      (b) the Seller shall deliver to Nasan all other documents and instruments required hereunder to be delivered by (or at the direction of) the Seller to Nasan at the Closing as described in Article V hereof;

                      (c) Com21 Israel shall deliver to Nasan all other documents and instruments required hereunder to be delivered by (or at the direction of) Com21 Israel at the Closing as described in Article V hereof;

                      (d) Nasan shall deliver to the Seller all other documents and instruments required hereunder to be delivered by (or at the direction of) Nasan to the Seller at the Closing as described in Article V hereof; and

                      (e) Com21 Israel shall register the transfer of the Com21 Israel Shares in the share register of Com21 Israel.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER AND COM21 ISRAEL

               In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party after such party has made due and diligent inquiry of those officers, directors and other employees of such party who are charged with senior administrative or operational responsibility of the matters represented.

               Except as disclosed in a document of even date herewith attached as an exhibit to this Agreement and delivered by Com21 to Nasan prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "DISCLOSURE SCHEDULE"), Seller and Com21 Israel represent and warrant to Nasan as follows:

               2.1 Organization, Standing and Power.

                      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Seller's business.

                      (b) The Com21 Israel Shares constitute all of the issued and outstanding share capital of Com21 Israel. All issued share capital of Com21 Israel is duly authorized, validly issued, fully paid and nonassessable, and is owned directly by Com21, free and clear of all liens, pledges, claims, charges, restrictions, encumbrances or third party rights. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other securities of Com21 Israel, or otherwise obligating Com21 Israel to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

               2.2 Authority. Each of Seller and Com21 Israel has all requisite corporate power and authority to enter into this Agreement and the Convertible Promissory Note (collectively, the "TRANSACTION DOCUMENTS") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which Seller and Com21 Israel is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and Com21 Israel and no other corporate proceedings on the part of Seller or Com21 Israel is necessary to authorize this Agreement and Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Seller and Com21 Israel and constitute the valid and binding obligations of each of Seller and Com21 Israel enforceable against Seller and Com21 Israel in accordance with their respective terms except to the extent enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement and the Transaction Documents by Seller and Com21 Israel does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of Seller or Com21 Israel. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required on the part of Seller or Com21 Israel in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a material adverse effect on Seller or Com21 Israel and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Transaction Documents.

               2.3 Broker's and Finders' Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               2.4 Representations and Warranties Complete. Seller has not relied on any other representations or warranties, whether express or implied, of Nasan with respect to the transactions contemplated hereby except as expressly set forth herein.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NASAN

               Nasan represents and warrants to Seller and Com21 Israel as follows:

               3.1 Organization, Standing and Power. Nasan is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Nasan has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Nasan.

               3.2 Authority. Nasan has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Nasan and no other corporate proceedings on the part of Nasan are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement have been duly executed and delivered by Nasan and constitute the valid and binding obligations of Nasan enforceable against Nasan in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any provision of the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Nasan, as amended. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Nasan in connection with the execution and delivery of this Agreement by Nasan or the consummation by Nasan of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a material adverse effect on Seller or Com21 Israel and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

               3.3 Broker's and Finders' Fees. Nasan has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               3.4 Additional Funding and Sale of Equity Securities of Com21 Israel. Nasan represents that it intends to cause Com21 Israel to issue common stock of Com21 Israel to founders and options to Com21 Israel employees. Nasan represents that following such issuances and upon closing of a transaction for the funding of at least $2,500,000 to Com21 Israel (the "NEXT TRANSACTION"), (a) the amount owing under the Promissory Note attached hereto as Exhibit A and (b) all other outstanding debts of Com21 Israel in the aggregate amount of $13,900,000 (such amount shall not include other debts pursuant to a Promissory Note or Promissory Notes referred to pursuant to
Section 4.15 hereof, if any), shall automatically convert into such equity securities with the same rights, preferences and privileges as all other holders of such equity securities in such a manner that Seller shall own 19% of Com21 Israel's Common Stock Outstanding immediately following the closing of the Next Transaction. For the purposes of the prior sentence, the term "Common Stock Outstanding" shall mean (i) all of the Company's outstanding shares of common stock, (ii) all shares of common stock issuable upon the exercise of outstanding exercisable and convertible securities including securities issued to the investors in the Next Transaction and (iii) all shares of common stock issuable upon the exercise of options granted through the closing date of the Next Transaction under Com21 Israel's option plan. In addition, Nasan represents that it shall use its best efforts to secure equity financing such that the Promissory Note attached hereto as Exhibit A shall convert into such equity securities as described therein. Such terms and conditions of conversion shall be governed by the Promissory Note attached hereto as Exhibit A.

               3.5 Additional Advances Beyond Payment of April 1, 2001 Through April 15, 2001 Expenses. Nasan represents that it shall cause Com21 Israel to execute an interest bearing promissory note for such amount of funds advanced to Com21 Israel in excess of $320,000 (such $320,000 in funds are related to expenses for the fifteen (15) days prior to and including April 15, 2001), such note to be payable one year from the date of execution of each promissory note pursuant to this Section 3.5; provided, further, however, that the aggregate amount advanced shall not exceed $250,000.

               3.6 Representations and Warranties Complete. Nasan has not relied on any other representations or warranties, whether express or implied, of Seller with respect to the transactions contemplated hereby except as expressly set forth herein.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

               4.1 Access to Information.

                      (a) No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

                      (b) For a period of eight years after the Closing, upon reasonable written notice, Nasan or its affiliates (as long as Nasan or any of its affiliates controls a least 50% of Com21 Israel), including Com21 Israel, will give or cause to be given to Seller and its authorized representatives, reasonable access to such information relating to Nasan or its affiliates and Com21 Israel prior to the Closing as is reasonably necessary for the preparation or filing of any Tax Return, financial statement or report, or for the preparation or filing of any agreement, statement or report necessary to be made to any regulatory authority or in connection with any regulatory matter; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of Seller.

               4.2 Confidentiality. Larry Rubin and Aharon Sobrato shall each execute a non-disclosure agreement (the "CONFIDENTIALITY AGREEMENT"). In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement between Nasan and its affiliates, Com21 Israel and Seller.

               4.3 Public Disclosure. Unless otherwise permitted by this Agreement, Nasan or its affiliates, Com21 Israel and Seller must consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by any stock exchange or the NASD (in respect of which the parties will use their reasonable best efforts to allow the other party to review such disclosures); provided, however, that such approval shall be deemed to have been given if either party has notified the other party if (i) such party has been noticed via facsimile pursuant to Section 8.2 of this Agreement and (ii) no response by the notified party shall have been given to the notifying party within two business days of the distribution of such notice.

               4.4 Consents; Cooperation.

                      (a) Each of Nasan, Com21 Israel and Seller shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents, approvals, authorizations or permits required to be obtained by it for the consummation of the transactions contemplated herein.

               4.5 Legal Requirements. Nasan, Com21 Israel and Seller will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

               4.6 Proprietary Information.

                      (a) All information (i) about the Utilized Business and Seller, including without limitation, the identity of the Seller's customers and suppliers, and all of the Seller's internal procedures and processes, costs, materials, special customer requirements, pricing techniques, business plans, and operational procedures and policies; and (ii) about any Intellectual Property is referred to herein as "SELLER PROPRIETARY INFORMATION." Seller Proprietary Information shall not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by Seller or their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) (collectively "REPRESENTATIVES"), as required by law or a court or regulatory authority or which becomes publicly available other than by a breach of Nasan of this Agreement. Unless otherwise agreed to in writing by Seller, each of Nasan, its affiliates and Com21 Israel shall keep all Seller Proprietary Information confidential, shall not disclose or reveal any Seller Proprietary Information to any person and shall not use Seller Proprietary Information for any purpose except for Proprietary Information relating to the business of Com21 Israel. The provisions of this Section 4.6(a) shall survive the Closing indefinitely. "UTILIZED BUSINESS" shall be defined as all hardware and software related to the Buell product, including but not limited to, third party software (WindRiver, Broadcom, SNMP, IP and others), DOCSIS MAC, hardware interfaces, DOCSIS bridging software, DOCSIS filtering software, packet buffer management and management interfaces. Each of Nasan, its affiliates and Com21 Israel shall be responsible for any breach of the terms of this provision by it or its Representatives; provided, however, that Nasan and its affiliates shall be responsible for any breach of the terms of this provision by Com21 Israel provided that at the time of such breach, Nasan or its affiliates control at least 50% of Com21 Israel.

                      (b) All information (i) about the DOXphone and DOXcentral business and Com21 Israel, including without limitation, the identity of the Com21 Israel's customers and suppliers, and all of the Com21 Israel's internal procedures and processes, costs, materials, special customer requirements, pricing techniques, business plans, and operational procedures and policies; and
(ii) about any Intellectual Property is referred to herein as "COM21 ISRAEL PROPRIETARY Information." Com21 Israel Proprietary Information shall not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by Nasan or its affiliates, or Com21 Israel, or any of their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) (collectively "REPRESENTATIVES"), as required by law or a court or regulatory authority or which becomes publicly available other than by a breach of Seller of this Agreement. Unless otherwise agreed to in writing by Com21 Israel, Seller shall keep all Com21 Israel Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person and shall not use Proprietary Information for any purpose except for Com21 Israel Proprietary Information relating to the business of Seller. Seller shall be responsible for any breach of the terms of this provision by it or its Representatives.

               4.7 Covenants Regarding Employees and Covenant Not to Interfere, Compete or Solicit Business.

                      (a) Each of Nasan and its affiliates and Seller hereby agrees that, commencing on the date hereof, neither it nor any of its respective affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of any of the other party to decline an employment arrangement with such other party, or interfere in any manner with the relationship between each of the parties and such employee and each of Nasan and its affiliates and Seller hereby agrees that for a period of two years from the Closing, neither it nor any of its respective affiliates shall induce or encourage, or assist others to induce or encourage, any current employee of Seller or Nasan or its affiliates, as the case may be, if such employee is hired by Nasan or Seller, to leave the other's employ, whether to accept a position with it or an entity related to or affiliated with it or otherwise. The provisions of this Section 4.8(a) shall survive the Closing for a period of two years.

                      (b) Each of Nasan and its affiliates, and Seller hereby agrees that commencing on the date hereof and ending on the second anniversary of the Closing, neither it nor any of its respective affiliates shall directly or indirectly in any manner whatsoever induce, or assist others to induce any supplier of the other to terminate its association with such entity or do anything, directly or indirectly, to interfere with the business relationship between Seller or Nasan or its affiliates, as the case may be, and any of its current or prospective suppliers.

                      (c) In furtherance of the sale of the Com21
Israel Shares to Nasan and more effectively to protect the business and good will of Seller, upon the consummation of the transactions contemplated hereby, Nasan and its affiliates agree that, for a period commencing on the Closing and ending on the third annual anniversary of the Closing, it and its affiliates will not: directly or indirectly (whether as an employer, employee, partner, stockholder, consultant, investor, director, representative or otherwise) anywhere within the world own, manage, operate, control or be employed by, participate in, consult with, or be otherwise connected in any manner with the ownership, management or operation of any business involving the (i) data-only modems; (ii) voice modems which incorporate Seller's technology (such technology shall include but not be limited to, Licensee Products and Licensee Hardware Modifications as defined in the License Agreement attached hereto as Exhibit E, or any modifications to or derivatives of any of the foregoing); or (iii) stand-alone voice modems (such voice modems shall be defined as voice modems not bundled with Com21 Israel's or a third party's end-to-end telephony system) (the "COVERED ACTIVITIES"). Notwithstanding the foregoing, nothing herein shall restrict Nasan or its affiliates from (i) owning, solely for investment purposes up to five percent of any class of securities of any person engaged in the Covered Activities, (ii) engaging and operating the DOXphone and DOXcentral business, or any of other businesses (other than the business involving or related to the Covered Activities), including without limitation, the business of purchasing, reselling, installing, maintaining and servicing products manufactured, distributed and sold by the DOXphone and DOXcentral business and
(iii) acquiring or owning, or managing or controlling any business whose annual sales from products included in the Covered Activities represent less than twenty percent of that business' annual sales, provided that the Seller disposes of such competing business to a third party purchaser within 12 months after the acquisition thereof.

                      (d) Without limiting the rights of the parties to pursue all other legal and equitable rights available to them for violation of this
Section 4.7 or Section 4.8 by any of the other parties hereto, it is agreed that other remedies cannot fully compensate a party for such a violation and that the parties shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Entity legally empowered to enforce Section 4.7 or Section 4.8, any term, restriction, covenant or promise in this Section 4.7 or Section 4.8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

               4.8 Use of Names.

                      (a) For a period of three (3) months after the Closing, Nasan and its affiliates shall have the royalty-free right to refer to the Business as "formerly Com21 Israel, Ltd." and to use such reference in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured or sold by Com21 Israel and its affiliates in continuation of the Com21 Israel Business. Nasan and its affiliates shall effect a name change from "Com21 Israel, Ltd." to CableCom Solutions, Ltd. within 10 days of Closing, or such other name which does not contain the name, and is not otherwise similar to, "Com21," as the Israeli Registrar of Companies shall permit.

                      (b) From and after the Closing, neither Nasan nor any of its affiliates nor Com21 Israel shall use any of the Seller's trademarks or trade names other than DOXPHONE and DOXCENTRAL.

               4.9 Additional Agreements. Com21 Israel and Seller shall use commercially reasonable efforts to negotiate in good faith to enter into agreements as described in this Section 4.10 within thirty (30) days of Closing.

                      (a) As additional consideration for the Com21 Israel Shares, Com21 Israel shall enter into an OEM agreement with Seller to purchase Seller's DP1110 (Buell) and next derivative cable modem products with the specific DOCSIS 1.0 software code (and the DP2060 (Boxter) which is anticipated to be with the specific DOCSIS 1.1 software code, when and if it is developed) for use in voice products which will only be sold with Com21 Israel's DOXphone product. Com21 Israel and Seller agree to negotiate in good faith with respect to other OEM arrangements for products developed in the future for sale with Com21 Israel's DOXphone product, on a best-customer terms basis. Com21 Israel and Seller may enter into an OEM agreement with Com21 for selling the Com21 Israel-designed audio plug-in board (the "V-BOARD") with its CPE products. Com21 Israel and Seller agree to negotiate in good faith any other OEM arrangements for future developed products for sale with Seller's CPE products, on a best-customer terms basis. Seller and Com21 Israel will provide the training and support required for the implementation of the above OEM arrangements and will be available on a reasonable basis.

                      (b) In addition, Seller and Com21 Israel will enter into an OEM agreement under terms similar to those described in paragraph (a) above, for the use of Seller's DP1110-1112 (Buell and Euro model) and DP2060 (Boxter) cable modem within the framework of a joint venture/joint development agreement with Kapsch AG, a company organized under the laws of Austria ("KAPSCH") for use in a voice end to end solution. Com21 Israel and Seller agree to negotiate in good faith with respect to other OEM arrangements for future developed products for use with respect to such agreement with Kapsch, on a best-customer terms basis.

               4.10 Payment of Royalties to Office of Chief Scientist. Com21 Israel shall remain solely responsible for any royalties required to be paid to the Office of Chief Scientist, whether such royalty obligation was incurred prior to Closing or post-Closing.

               4.11 Procurement Agreement. Com21 shall sell to Com21 Israel certain parts and components identified on SCHEDULE 4.11 and on such terms as described on SCHEDULE 4.11.

               4.12 Training. Following the Closing, Com21 will provide two weeks of training on Buell and EuroBuell hardware, manufacturing, and support software to specified Com21 Israel representatives at Com21's Milpitas facility at a time to be mutually agreed upon by the parties. Seller agrees to provide such additional training as may be necessary for an additional period of up to six (6) months at cost.

               4.13 Access to Certification Test Laboratory. Com21 shall provide limited access to its DOCSIS certification test lab to Com21 Israel at a time and on a materials fee basis as mutually agreed upon between the parties; provided, however that such access shall only be provided by Com21 after completion of preparation for Wave 19, which is currently scheduled to be certified on or about July 20, 2001.

               4.14 Trademark Rights. Com21 shall assign without fee the trademark rights to the DoxCentral and Doxphone products to Com21 Israel.

               4.15 Additional Advances Beyond Payment of April 1, 2001 Through April 15, 2001 Expenses. Seller agrees to loan Com21 Israel funds from time to time, at Com21 Israel's request, up to an aggregate of $250,000, such amount to be in excess of $320,000 (such funds related to expenses for the fifteen (15) days prior to and including April 15, 2001); provided, however, that Com21 Israel shall execute an interest bearing promissory note for each draw down from the aggregate of $250,000, each such note to be payable one year from the date of Closing. Such note shall be in the form attached hereto as Exhibit C.

               4.16 Additional Promissory Notes. Com21 Israel agrees to pay to Seller any amounts paid, whether applicable to principal amounts under the notes or Linkage (as defined therein), to Com21 Israel, or Nasan or its affiliates, by Gidon Tahan and David Cohen pursuant to such notes by and between such individuals and GADline, Ltd., each such note dated July 1, 2000.

               4.17 Car Liens. Com21 Israel agrees to pay to any applicable amounts in connection with any cars leased by Com21 Israel. Com21 Israel shall effect the transfer of, guarantee, or assumption of liability pursuant to any existing car liens within 10 days of the Closing.

                                    ARTICLE V

                                   CONDITIONS

               5.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                      (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees to use reasonable best efforts to have such injunction or other order lifted.

                      (b) Representations, Warranties and Covenants. The representations and warranties of Nasan and Seller in Article III and Article II, respectively, in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and on and as of the Closing as though such representations and warranties were made on and as of such time. Nasan and Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

               5.2 Additional Conditions to Obligations of Seller. The obligations of Nasan and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Nasan and Seller:

                      (a) Certificate of Nasan. Seller shall have been provided with a certificate executed on behalf of Nasan to the effect set forth in
Section 5.2(a).

                      (b) Confidentiality Agreement. Larry Rubin and Aharon Sobrato shall have executed a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D.

                      (c) Promissory Note. Com21 Israel shall have executed the Convertible Promissory Note in the form attached hereto as Exhibit A.

                      (d) Reseller Agreement. Com21 Israel shall have executed a Reseller Agreement in the form attached hereto as Exhibit B.

                      (e) Approval of Office of Chief Scientist. Nasan shall have received the approval of the Office of Chief Scientist.

                      (f) License Agreement. Com21 Israel shall have executed a License Agreement in the form attached hereto as Exhibit E.

               5.3 Additional Conditions to Obligations of Nasan. The obligations of Nasan and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Nasan:

                      (a) Transfer of Com21 Israel Shares. Seller shall have delivered to Nasan the certificates and other instruments referred to in Section 1.4(a) above.

                      (b) Promissory Note. Seller shall transferred $1,320,000 to the account of Com21 Israel pursuant to the Promissory Note in the form attached hereto as Exhibit A.

                      (c) Reseller Agreement. Seller shall have executed a Reseller Agreement in the form attached hereto as Exhibit B.

                      (d) License Agreement. Seller shall have executed a License Agreement in the form attached hereto as Exhibit E.

                      (e) Trademark Assignment. Seller shall have delivered to Com21 Israel duly signed instruments of assignment of the trademark rights to DOXCENTRAL and DOXPHONE.


                                   ARTICLE VI

                                 INDEMNIFICATION

               6.1 Survival of Representations and Warranties.

                      (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, the representations and warranties set forth in Articles II and III of this Agreement shall, absent actual fraud, or intentional misrepresentation survive the execution, delivery, and performance of this Agreement and the Closing until the expiration of the applicable statute of limitations and the representations. In the case of actual fraud or intentional misrepresentation, the representations and warranties of such breaching party shall survive indefinitely. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing.

                      (b) As used in this Article, any reference to a representation, warranty, or covenant contained in any Section of this Agreement shall include the Schedule or Exhibit relating to such Section.

               6.2 Indemnification. Subject to the limitations set forth in this
Article VI, each of Nasan and its affiliates and Com21 Israel, jointly and severally, will indemnify and hold harmless Seller and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Seller within the meaning of the Securities Act (hereinafter, including for this purpose Com21 Israel to the extent they are also damaged parties, referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS"), from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "DAMAGES") arising out of, or relating to (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Nasan or its affiliates or Com21 Israel, as the case may be, in this Agreement, the Disclosure Schedules or any exhibit or schedule to this Agreement (provided, however, that Nasan shall not be required to indemnify Seller as to such representations, warranties, covenants, or agreements given or made by Com21 Israel if, at the time of any such misrepresentation or breach of or default in connection with any of the representations, warranties, covenants, actions or omissions in sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.15 or 7 of this Agreement, or in the Reseller Agreement attached hereto as Exhibit D or in the License Agreement attached hereto as Exhibit E, such misrepresentation, breach or default occurred when Nasan controlled less than 51% of Com21 Israel); (ii) the operations and liabilities of the Com21 Israel business, whether known or unknown (provided, however, that Nasan shall not be required to indemnify Seller as to such covenants, or agreements given or made by Com21 Israel if, at the time of any such misrepresentation or breach of or default in connection with any such covenant, action or omission in sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.15 or 7 of this Agreement, such misrepresentation, breach or default occurred when Nasan controlled less than 51% of Com21 Israel); (iii) any failure by Nasan or its affiliates, or Com21 Israel to perform or comply with any covenant applicable to them contained in this Agreement or any covenant applicable to them in the Transaction Documents (provided, however, that Nasan shall not be required to indemnify Seller as to such covenants, or agreements given or made by Com21 Israel if, at the time of any such misrepresentation or breach of or default in connection with any such covenant, action or omission in sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.15 or 7 of this Agreement, such misrepresentation, breach or default occurred when Nasan controlled less than 51% of Com21 Israel); (iv) any claim, action, proceeding, demand, action or cause of action relating to the License Agreement and Distribution Agreement, each of these agreements by and between Com21 Israel and Blonder Tongue Laboratories Inc., each dated January 31, 2000; and (v) any liability with respect to any agreement to which Com21 Israel is a party on or prior to Closing (provided, however, that Nasan shall not be required to indemnify Seller as to such covenants, or agreements given or made by Com21 Israel if, at the time of any such misrepresentation or breach of or default in connection with any such covenant, action or omission in sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.15 or 7 of this Agreement, such misrepresentation, breach or default occurred when Nasan controlled less than 51% of Com21 Israel) including, but not limited to, (a) the Lease Agreement by and between Com21 Israel and Rokar International Ltd., dated October 11, 1996, as amended; (b) the License Agreement and Distributorship Agreement, each of these agreements by and between Com21 Israel and Blonder Tongue Laboratories Inc., each dated January 31, 2000; (c) all prior customer and sales orders; (d) Agreement with Internet Telecom Company, Ltd., dated March 31, 1999; (e) royalties payable to the Israeli Office of the Chief Scientist; (f) the debenture agreements with Bank Leumi (dated March 7, 1999), Bank Discount

(dated February 1, 1999) and Bank Mizrahi (dated February 21, 1999); (g) any agreements, whether oral or written with Liwest Kabelmedien BGmbH including the agreement dated May 25, 2000; (h) a memorandum of understanding with Breitbandkabelgesellschaft GmbH Neuruppin dated May 5, 1999; (i) any agreements, whether oral or written with Siemens Nuremberg including a purchase order dated February 4, 2000; and (j) any agreements, whether oral or written with Empresas Publicas de Medellin. The calculation of Damages shall take into consideration any Tax benefits or insurance recoveries realized by the Indemnified Person as a result of the incurrence of the Damages (net of any Tax cost of the receipt of the indemnity payments). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

               6.3 Procedure for Indemnification with Respect to Third-Party Claims.

                      (a) If any of the Indemnified Persons determines to seek indemnification under this Article VI with respect to any Damage resulting from the assertion of liability by third parties, such Indemnified Person shall give notice to Nasan, its affiliates or Com21 Israel within 30 days of such Indemnified Person becoming aware of any such Damage, or of facts upon which any such Damage will be based. The notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Person. In case any such liability is asserted against an Indemnified Person, and such Indemnified Person notifies Nasan, its affiliates or Com21 Israel thereof, Nasan, its affiliates or Com21 Israel will be entitled, if it so elects by written notice delivered to such Indemnified Person within 20 days after receiving such Indemnified Person's notice, to assume the defense thereof with counsel satisfactory to such Indemnified Person. Notwithstanding the foregoing, (i) an Indemnified Person shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless Nasan, its affiliates or Com21 Israel has elected not to assume the defense thereof or unless such Indemnified Person shall reasonably determine that there is a conflict of interest between or among such Indemnified Person and Nasan, its affiliates or Com21 Israel with respect to such Damage in which case the fees and expenses of such counsel will be borne by Nasan, its affiliates and Com21 Israel, (ii) such Indemnified Person shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of any Indemnified Person to be indemnified hereunder in respect of any Damage resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Nasan, its affiliates or Com21 Israel is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in a Damage, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                      (b) In the event that either Nasan, its affiliates or Com21 Israel, within 30 days after receipt of the aforesaid notice of any Damage, fails to assume the defense of an Indemnified Person against such Damage, such Indemnified Person shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Nasan, its affiliates or Com21 Israel; provided, however that the Indemnified Person shall keep Nasan, its affiliates or Com21 Israel timely apprised of the status of any claim with respect to such Damage and shall not settle such claim without the written consent of Nasan, its affiliates or Com21 Israel, which consent shall not be unreasonably withheld.

                      (c) Notwithstanding anything in this Article VIII to the contrary, (i) if there is a reasonable probability that any Damage may materially adversely affect an Indemnified Person, Seller shall have the right to participate in such defense, compromise, or settlement and (ii) the Nasan, its affiliates or Com21 Israel shall not, without Seller's written consent (which consent shall not be unreasonably withheld), settle or compromise any Loss and Expense or consent to entry of any judgment in respect thereof.

               6.4 Procedure for Indemnification with Respect to Non-Third Party Claims. In the event that an Indemnified Person asserts the existence of a claim giving rise to a Damage (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Nasan, its affiliates and Com21 Israel. Such written notice shall state that it is being given pursuant to this Section 6.4, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If Nasan, its affiliates or Com21 Israel, within 30 days after the receipt of notice by such Indemnified Person, shall not give written notice to such Indemnified Person announcing its intent to contest such assertion of such Indemnified Person, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Nasan, its affiliates or Com21 Israel contests the assertion of a claim by giving such written notice to such Indemnified Person within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that arbitration or litigation shall arise with respect to any such claim, the prevailing party in such arbitration or litigation shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration or litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within thirty (30) days after such notice.

               6.5 Tax Matters. The payment of, and indemnification for, Tax liabilities shall be governed by the provisions of Article VII.


                                   ARTICLE VII

                               CERTAIN TAX MATTERS

               Nasan, Com21 Israel and Seller hereby covenant and agree with respect to certain Tax matters as follows:

               7.1 Returns; Indemnification; Liability for Taxes.

                      (a) Nasan and Com21 Israel (i) shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to Com21 Israel for all taxable periods ending after the Closing and
(ii) shall pay and indemnify and hold Seller harmless against and from, all Taxes of Com21 Israel for all taxable periods ending after the Closing including any Taxes imposed on Com21 Israel by reason of it having been a member of any consolidated, combined, unitary or aggregate group for Tax purposes prior to Closing.

               7.2 Conduct of Audits and Other Procedural Matters. Nasan and its affiliates shall, at their own expense, control any audit or examination by any Tax Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes of Com21 Israel for any taxable period or for any Taxes for which Nasan or Com21 Israel is charged with payment or indemnification responsibility under this Agreement. Seller agrees to provide Com21 Israel with all information necessary in order for Nasan and its affiliates to fulfill its obligations under this Article VII.

               7.3 Definitions. "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

               8.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except as otherwise provided in this Agreement.

               8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                      (a) if to Seller, to:

                             Com21, Inc.
                             750 West Tasman Drive
                             San Jose, Ca 95134-1706
                             Attention:  President
                             Facsimile No.:  (408) 953-9100
                             Telephone No.:  (408) 953-9299
                             with a copy to:

                             Brobeck, Phleger & Harrison LLP
                             2200 Geng Road
                             Two Embarcadero Place
                             Palo Alto, CA  94303
                             Attention:  John Montgomery, Esq.
                             Facsimile No.: (650) 496-2885
                             Telephone No.: (650) 424-0160

                      (b) if to Nasan or Com21 Israel, to:

                             S.E. Nasan & Co., LLC
                             Moshav Bet Zayit 48
                             Harei Yehuva
                             Jerusalem 90815 Israel
                             Attention:  Laurence Rubin
                             Facsimile No.: 972-2-533-3453

                             with a copy to:

                             Shinar, Shachor Weissberger
                             1 Azrieli Center (The Round Tower - 33rd floor)
                             Tel-Aviv, Israel 67021
                             Attention:  Adv. Nir Weissberger
                             Facsimile No.:  972 3 6081790
                             Telephone No.:  972 3 6081797

               8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 5, 2001. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns.

               8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

               8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Israel without reference to such state's principles of conflicts of law; provided, further, however that in the event that Com21 Israel shall execute agreements to sell equity securities of Com21 Israel which are governed by the laws of any other state other than Israel, then upon the closing of such sale of equity securities, this Agreement and the matters specified herein and in Section 8.10 shall be governed by the laws of such other state by which the sale of equity securities shall have been governed. In the event that Israeli law ceases to govern this Agreement pursuant to this Section 8.8, the parties shall be deemed to submit to the jurisdiction and arbitration procedures of such other jurisdiction by which the sale of equity securities shall have been governed in the same manner and procedure as
Section 8.10 below.

               8.9 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

               8.10 Arbitration of Disputes; Submission to Jurisdiction; Consent to Service of Process.

                      (a) Any and all disputes or controversies arising under, out of, in connection with or in relation to this Agreement shall be determined and settled by binding arbitration, held in Jerusalem, Israel in accordance with this Section 8.10. Upon the occurrence of a dispute or controversy, a party may submit the dispute or controversy for such arbitration pursuant to this Section 8.10 by delivery of written notice to the other party demanding an arbitration and specifying the controversy or dispute to be arbitrated. Within ten (10) Business Days of the delivery of such notice, the parties shall agree upon three arbitrators. If the parties are unable to select three arbitrators within such ten (10) day period, each party shall within five
(5) Business Days thereafter select an arbitrator and the arbitrators so chosen shall select the third arbitrator. The arbitration shall be held in accordance with the rules of the American Arbitration Association and judgment upon any award rendered by the three arbitrators shall be valid, binding, final and nonappealable.

                      (b) For the purpose of enforcement of any arbitration award hereunder, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the court holding jurisdiction in Jerusalem, Israel over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect to such dispute or any suit, action or proceeding related thereto may be heard and determined in each court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                      (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of
Section 8.2 hereof. In the event that Israeli law ceases to govern this Agreement pursuant to Section 8.8 above, the provisions of Section 8.8 shall be deemed to reflect the parties' submission to the jursidictin and arbitration procedures of such other jurisdiction by which the sale of equity securities shall have been governed.



                            [Signature page follows]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                       COM21


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       S.E. NASAN CO., LLC


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       COM21 ISRAEL, LTD.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------